Exhibit 5.1

July 19, 2007

Board of Directors

Morgans Hotel Group Co.

475 Tenth Avenue

New York, New York 10018

Ladies and Gentlemen:

We are acting as counsel to Morgans Hotel Group Co., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (File No. 333-144150) (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). The Common Stock may be offered and sold by the Company or by certain selling shareholders from time to time as set forth in the prospectus that forms a part of the Registration Statement (the “Prospectus”) and as set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”). This opinion letter is rendered in connection with the proposed public offering of up to an aggregate of 14,042,440 shares of Common Stock (including 1,831,600 shares which may be sold by the Company upon the exercise of an over-allotment option), of which up to 4,609,095 may be issued and sold by the Company (including 1,831,600 shares which may be sold upon the exercise of an over-allotment option) (“Primary Shares”) and up to 9,433,345 shares which may be sold by certain selling shareholders (“Secondary Shares,” and together with the Primary Shares, the “Shares”), as described in the Prospectus as supplemented by the Prospectus Supplement dated July 11, 2007 (together with the Prospectus, the “Final Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.  Capitalized terms used herein shall have the meanings set forth on Schedule I attached hereto unless otherwise defined herein.

For purposes of this opinion letter, we have examined copies of the documents listed on Schedule I attached hereto (the “Documents”).  In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that: (a) upon (i) issuance of the Primary Shares pursuant to the terms of the Underwriting Agreement and (ii) receipt by the Company of the consideration for the Primary Shares specified in the Pricing Resolutions, the Primary Shares will be validly issued, fully paid and nonassessable, and (b) assuming the receipt of the consideration for the Secondary Shares specified in the Secondary Shares Resolutions, the Secondary Shares are validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K in connection with the offering of the Shares. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON LLP

HOGAN & HARTSON LLP

Schedule I

1.                                       An executed copy of the Registration Statement.

2.                                       The Final Prospectus.

3.                                       The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on July 19, 2007, and as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.                                       The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.                                       Resolutions of the Board of Directors of the Company adopted at meetings held on May 3, 2007, May 30, 2007 and July 9, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the filing by the Company of the Registration Statement and other related matters.

6.                                       Resolutions of the Pricing Committee of the Board of Directors of the Company adopted at a meeting held on July 19, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the authorization of the Underwriting Agreement, the issuance and sale of the Shares and arrangements in connection therewith (the “Pricing Resolutions”).

7.                                       An executed copy of the Underwriting Agreement, dated July 19, 2007, among the Company, certain selling stockholders named in Schedule II therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named in Schedule I therein (the “Underwriting Agreement”).

8.                                       Unanimous Written Consent in Lieu of a Meeting of the Board of Directors, dated February 9, 2006, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the original issuance of the Secondary Shares (the “Secondary Shares Resolutions”).

9.                                       An executed copy of the Underwriting Agreement, dated February 13, 2006, among the Company, Morgans Hotel Group LLC, Morgans Group LLC, certain selling stockholders named in Schedule II therein and Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named in Schedule I therein.

10.                                 A certificate of the Secretary of the Company, dated as of the date hereof.